CUE HEALTH REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS
____________________

SAN DIEGO, CA – November 10, 2021 – Cue Health Inc. (Nasdaq: HLTH), a mission-driven healthcare technology company, today reported financial results for the third quarter ended September 30, 2021.

Third Quarter and Recent Highlights

•Reported record total revenue of $223.7 million for the third quarter of 2021, a 63% increase compared to the second quarter of 2021
◦Public sector revenue of $129.5 million, up 23% for the third quarter of 2021 compared to the second quarter of 2021
◦Private sector revenue of $94.2 million, up 191% for the third quarter of 2021 compared to the second quarter of 2021
•Increased product gross margin to 60.2%, up from 59.9% in the second quarter of 2021
•Added over 50 enterprise, healthcare provider and public sector customers during the third quarter, nearly tripling our direct customer base to over 80
•Completed an initial public offering of 14,375,000 shares, raising $213.9 million in proceeds after underwriting fees
•Strong balance sheet, ending the quarter with cash and cash equivalents of $446.6 million

“In the last few months, we generated record quarterly revenue while entering the public markets, growing our customer base, readying to launch our direct-to-consumer offering with integrated virtual care and in-app travel proctoring, and expanding our team,” said Ayub Khattak, CEO and co-founder of Cue Health. “We’re confident we’ve laid a solid foundation for long-term value creation at Cue and look forward to delivering on our mission of empowering people to live their healthiest lives through personalized, proactive, and informed healthcare.”

Third Quarter 2021 Financial Results

Revenue was $223.7 million for the third quarter of 2021, compared to $137.4 million for the prior quarter and $4.7 million for the prior year. The increase over the prior quarter was made possible by growth in both the public and private sector.

Public Sector revenue was $129.5 million, compared to $105.0 million for the prior quarter. The increase over the prior quarter was driven by additional deliveries to DOD / HHS under the existing agreement.

Private Sector revenue was $94.2 million, compared to $32.4 million for the prior quarter. The increase over the prior quarter was driven by significant additions to the enterprise and provider customer base.

Disposable test cartridge revenue was $179.0 million for the third quarter of 2021, up 74% from the prior quarter.

Product gross margin was 60.2% for the third quarter of 2021, up from 59.9% in the prior quarter due to the increase in production partially offset by higher labor and material costs.

Operating expenses for the third quarter of 2021 were $47.7 million, compared to $17.6 million for the third quarter of 2021. The increase was driven by growth in our overall organization including Sales and Marketing, R&D, and G&A and includes a one-time equity expense of $12.9 million.

Net income was $19.3 million for the third quarter of 2021 compared to $19.8 million in the second quarter. Earnings per diluted share was $0.13 for the third quarter of 2021 compared to $0.14 in the second quarter.

Cash and cash equivalents were $446.6 million as of September 30, 2021.

Guidance
Cue Health expects full year 2021 revenues in the range of $580.0 million to $590.0 million.

About Cue Health
Cue Health (Nasdaq: HLTH) is a mission-driven healthcare technology company that puts consumers in control of their health information and places diagnostic information at the center of care. Cue Health enables people to manage their health through real-time, actionable, and connected health information, offering individuals and their healthcare providers easy access to lab-quality diagnostics anywhere, anytime, in a device that fits in the palm of the hand. Cue Health’s first-of-its-kind COVID-19 test was the first FDA-authorized molecular diagnostic test for at-home and over-the-counter use without physician supervision. Outside the United States, Cue Health has received the CE mark in the European Union, Interim Order authorization from Health Canada, and regulatory approval from India’s Central Drugs Standard Control Organisation. Cue Health was founded in 2010 and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements”. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those related to the expected capabilities of the Cue Health Platform, the benefits that may be realized from Cue Health’s collaboration with Google Cloud, our ability to maintain customer growth rates, our ability to increase our private sector revenue, and the factors discussed in the “Risk Factors” section of the prospectus dated September 23, 2021 filed by Cue Health with the SEC. Any forward-looking statements contained in this press release are based on the current expectations of Cue’s management team and speak only as of the date hereof, and Cue specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

This product has not been FDA cleared or approved; but has been authorized by FDA under an Emergency Use Authorization, or EUA. This product has been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under Section 564(b)(1) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the declaration is terminated or authorization is revoked sooner.

Contact Us
ICR Westwicke
Caroline Corner
ir@cuehealth.com
(415) 202-5678

Cue Health
press@cuehealth.com

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Product revenue	$222,594	$2,128	$424,516	$2,128
Grant and other revenue	1,085	2,602	1,085	7,562
Total revenue	223,679	4,730	425,601	9,690

Operating costs and expenses:
Cost of product revenue	88,569	2,641	173,746	2,641
Sales and marketing	5,572	19	7,531	64
Research and development	9,079	6,878	21,150	26,558
General and administrative	33,084	3,694	56,336	7,458
Total operating costs and expenses	136,304	13,232	258,763	36,721
Income (loss) from operations	87,375	(8,502)	166,838	(27,031)

Interest expense	(1,786)	514	(9,752)	(274)
Change in fair value of redeemable convertible preferred stock warrants	243	20	53	—
Change in fair value of convertible notes	(36,306)	—	(59,560)	—
Loss on extinguishment of debt	—	(610)	(1,998)	(610)
Other income (expense), net	(80)	40	(19)	99
Net income (loss) before income taxes	49,446	(8,538)	95,562	(27,816)

Income tax expense	30,098	—	43,374	—
Net income (loss)	$19,348	$(8,538)	$52,188	$(27,816)
Net income (loss) per share attributable to common stockholders – basic	$0.14	$(0.52)	$0.37	$(1.72)
Weighted-average number of shares used in computation of net income (loss) per share attributable to common stockholders – basic	31,554,720	16,556,343	22,997,311	16,126,647
Net income (loss) per share attributable to common stockholders – diluted	$0.13	$(0.52)	$0.35	$(1.72)
Weighted-average number of shares used in computation of net income (loss) per share attributable to common stockholders – diluted	39,304,978	16,556,343	30,747,569	16,126,647

CONDENSED BALANCE SHEETS
(In thousands, except share amounts and share data)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$446,589	$121,578
Restricted cash	12,000	6,000
Accounts receivable, net	90,190	4,168
Inventory	70,739	36,842
Prepaid expenses	47,922	13,847
Other current assets	2,088	1,263
Total current assets	669,528	183,698

Restricted cash, non-current	—	1,677
Property and equipment, net	168,642	103,683
Prepaid rent	161	16,771
Operating lease right-of-use assets	78,555	8,281
Intangible assets, net	3,691	2,038
Other non-current assets	1,407	180
Total assets	$921,984	$316,328

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$35,148	$23,847
Accrued liabilities and other current liabilities	26,212	8,822
Income taxes payable	37,365	—
Deferred revenue, current	76,341	115,747
Debt, current	—	5,434
Operating lease liabilities, current	3,960	797
Finance lease liabilities, current	2,603	1,249
Total current liabilities	181,629	155,896

Redeemable convertible preferred stock warrant liabilities	—	1,331
Deferred revenue, net of current portion	31,225	67,349
Operating leases liabilities, net of current portion	50,027	10,472
Finance lease liabilities, net of current portion	3,841	1,857
Other non-current liabilities	884	4,500
Total liabilities	267,606	241,405

Commitments and contingencies

Total redeemable convertible preferred stock	—	176,323

Stockholders’ Equity (Deficit)
Common stock, $0.00001 par value; 500,000,000 and 129,030,355 shares authorized, 146,362,598 and 27,995,780 issued and outstanding at September 30, 2021 and December 31, 2020, respectively	1	—
Additional paid-in-capital	712,625	9,036
Accumulated deficit	(58,248)	(110,436)
Total stockholders’ equity (deficit)	654,378	(101,400)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$921,984	$316,328